Exhibit 5.17

CONSENT OF ENGINEER

Ladies and Gentlemen:

The undersigned company hereby consents to (1) the references to the undersigned company’s name, included or incorporated by reference in the Registration Statement on Form F-10 filed by Fury Gold Mines Limited with the United States Securities and Exchange Commission, in connection with the report entitled “Technical Report, Updated Mineral Resource Estimate and Preliminary Economic Assessment on the Homestake Ridge Gold Project, Skeena Mining Division, British Columbia” dated effective May 29, 2020, and amended and restated on June 24, 2020, and (2) all other references to the undersigned company included or incorporated by reference in the Registration Statement on Form F-10 of Fury Gold Mines Limited.

Dated: May 10, 2021

MINEFILL SERVICES, INC.

By:	/s/ David Stone
Name:	David Stone
Title:	President, MINEFILL SERVICES, INC.